                                                                     EXHIBIT 2.3

                             DIVESTITURE AGREEMENT

DATE:          January 2, 1995

PARTIES:       1.   Northwest Specialties, Inc. ("Northwest")
                    P. O. Box 206A
                    Rochert, MN 56578

               2.   Orland L. Howard ("Howard")
                    P. O. Box 206A
                    Rochert, MN 56578

               3.   PAN Environmental Corporation ("PAN")
                    14424 SE 78th Way
                    Renton, WA 98059

SUBJECT: Divestiture - Resale of Subsidiary Company Northwest by Parent Company PAN to Howard

RECITALS:

     WHEREAS, on March 4, 1993 PAN acquired 100,000 shares, or one hundred percent, of the issued and outstanding stock of Northwest, and

     WHEREAS, PAN wishes to divest itself of Northwest as a subsidiary by reconveying the 100,000 shares of Northwest stock back to Howard, and

     WHEREAS, PAN desires to be released from its obligation to finance Northwest's operations, and

     WHEREAS, PAN will allow Howard to keep the 145,055 shares of PAN held by Howard from the original acquisition of Northwest by PAN,

     NOW, THEREFORE, for the mutual considerations contained herein, the parties agree as follows:

1.   PAN agrees to reconvey the 100,000 shares of Northwest back to Howard.

2. Northwest agrees to release PAN from its obligations to finance Northwest's operations.

3.   PAN agrees to allow Howard to keep his 145,055 shares of PAN.


EXECUTED this 2nd day of January, 1995.


NORTHWEST SPECIALTIES, INC.             ORLAND L. HOWARD


By /s/ ORLAND L. HOWARD                 /s/ ORLAND L. HOWARD
   ----------------------------------   ---------------------------------------
   Orland L. Howard, President



PAN ENVIRONMENTAL CORPORATION


By /s/ JERRY CORNWELL
   ----------------------------------
   Jerry Cornwell, President